Exhibit 99.1

INSIGHT ENTERPRISES, INC. REPORTS FOURTH QUARTER RESULTS

Net Sales of $748 million and Diluted Earnings Per Share of $0.25

TEMPE, Ariz. — February 5, 2004 — Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today reported net sales and net earnings for the three and twelve months ended December 31, 2003.

“I am pleased to report our third consecutive quarter of sequential growth in both net sales and net earnings,” said Timothy A. Crown, chief executive officer. “The final phase of our systems integration process was successfully completed in January and we have already realized some of the cost savings during the fourth quarter.” Mr. Crown added, “We are forging ahead in 2004 with a focus on fully executing our single-source business model and putting behind us the distractions that come from a major system conversion and integration of a large acquisition.”

Net sales for the quarter ended December 31, 2003 decreased 3% to $748.1 million from $772.0 million in the same period in 2002. Net sales for the twelve months ended December 31, 2003 increased 1% to $2,914.4 million from $2,891.0 million for the twelve months ended December 31, 2002. Net earnings and diluted earnings per share for the fourth quarter of 2003 were $12.0 million and $0.25, respectively, compared to fourth quarter 2002 net loss and diluted loss per share of $78.1 million and $1.70, respectively. Net earnings and diluted earnings per share for the twelve months ended December 31, 2003 were $37.8 million and $0.81 respectively, compared with net loss of $42.8 million and diluted loss per share of $0.96. The results for the three and twelve months ended December 31, 2002 included an $88.4 million, net of taxes, charge for impairment of goodwill. Operating results include the operations of an acquisition after April 25, 2002.

Our effective tax rates for the three months ended December 31, 2003 and 2002 were 36.6% and (3.8%), respectively. The negative tax rate for the three months ended December 31, 2002 was due to our inability to recognize a tax benefit on the majority of the goodwill impairment charge. Excluding the impairment of goodwill, net of taxes, the adjusted effective tax rate for the three months ended December 31, 2002 was 37.0%. The effective tax rate for the three months ended December 31, 2003 is lower than the adjusted effective tax rate for the three months ended December 31, 2002 due primarily to increases in net earnings in our United Kingdom operations, which are taxed at lower rates than the United States, and a reduction in Canadian tax rates. These decreases are offset partially by an overall increase in our United States effective tax rate due to corporate organizational changes effective September 1, 2003, as part of our decision to collect sales tax across all applicable states.

Working capital as of December 31, 2003 was $240.3 million compared to $181.3 million as of December 31, 2002. Annualized inventory turns, excluding inventories not available for sale, were 33 times for the fourth quarter of 2003 compared to 43 times for the fourth quarter of 2002. The decrease in annualized inventory turns resulted from increases in opportunistic purchases, increases in our inventory of certain categories due to anticipated product shortages and changes in a manufacturer’s buying programs. The $22.0 million of inventories not available for sale represents inventories segregated pursuant to binding customer contracts, which will be recorded as net sales when the criteria for sales recognition are met. Days sales outstanding in ending accounts receivable (“DSOs”) were 46 for the fourth quarter of 2003 compared to 47 for the fourth quarter of 2002. DSOs decreased in the fourth quarter of 2003 due to enhanced collection efforts offset partially by our expanded collection of sales tax in the United States effective September 1, 2003, which is included in accounts receivable but not net sales. Cash flows from operations for the twelve months ended December 31, 2003 and 2002 were $60.0 million and $75.2 million, respectively. Cash flows from operations for the twelve months ended December 31, 2003 resulted primarily from net earnings before depreciation, a decrease in accounts receivable, a decrease in other current assets and an increase in accrued expenses. The decrease in accounts receivable is due to a reduction in the growth rate of net sales due to a sluggish economy and increased collection efforts while the decrease in other current assets is due primarily to the return of a refundable deposit paid in connection with prior financing arrangements that we terminated at the end of 2002. These increases to cash flow from operations were offset by decreases in accounts payable and increases in inventories as discussed above. The total outstanding balance under our line of credit and accounts receivable securitization facility was reduced to $65.0 million at December 31, 2003 from $91.2 million at December 31, 2002 due to strong cash flow from operations and cash received from the exercise of stock options. At December 31, 2003, we had $41.9 million in cash. During the fourth quarter of 2003, we paid off

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 2	February 5, 2004

approximately $11.9 million of mortgages, with interest rates ranging from 7.15% to 8.02%, with borrowings from existing financing arrangements. Prepayment penalties of $628,000 were also paid and capitalized loan origination fees of $173,000 were written off. Both amounts were recorded as non-operating expense during the fourth quarter. Based on the current interest rates under our accounts receivable securitization facility, the expected interest expense savings will exceed the prepayment penalties and written-off capitalized loan origination fees in less than one year. At December 31, 2003, a total of $118.5 million was available under our line of credit and accounts receivable securitization facility. The original accounts receivable securitization facility expired December 30, 2003 and although terms of up to three years were available to us, we elected to renew the facility for one year based on pricing. Accordingly, the renewed facility expires December 30, 2004 and the balance outstanding at December 31, 2003 continues to be recorded as short-term debt. Our line of credit expires December 30, 2005 and the outstanding balance at December 31, 2003 is recorded as long-term debt.

OPERATING SEGMENTS

We are a leading provider of IT products and services to businesses in the United States, Canada and the United Kingdom. Our offerings include brand name computing products, IT services and outsourcing of business processes. We are organized in the following four operating segments:

•	Single-source provider of IT products and services — North America (“Insight North America”);

•	Single-source provider of IT products and services — United Kingdom (“Insight UK”);

•	Business process outsourcing provider (“Direct Alliance”); and

•	Internet service provider (“PlusNet”).

Insight North America

Insight North America’s net sales in the fourth quarter of 2003 decreased 6% to $621.3 million, compared to net sales of $660.3 million in the fourth quarter of 2002, due primarily to decreases in IT spending in an uncertain economic and international environment. “Although net sales for the fourth quarter are down from prior year, we are pleased that net sales increased 2% sequentially. Net sales increased sequentially across all customer segments except public sector, which had an expected seasonal decline,” said Mr. Crown. “Desktops and servers experienced the strongest growth both year-over-year and sequentially as customers appear to be starting to refresh their infrastructures.”

Insight North America’s gross profit as a percentage of net sales was 10.8% in the fourth quarter of 2003 and 10.7% in the fourth quarter a year ago. “The increase in gross margin over the prior year is due primarily to a change in accounting classification for certain funds received from vendors and increased supplier reimbursements attributable to cooperative advertising related to the Insight Bowl. These increases are offset partially by a temporary system pricing issue encountered upon the initial conversion to the Maximus system which we believe contributed to a loss in gross profit of between $500,000 and $750,000 during the quarter,” said Stanley Laybourne, chief financial officer. “During the Maximus migration of one group of account executives, the system displayed slightly inaccurate costs which were used as the basis for pricing. The issue was identified quickly and has been fully resolved.”

We adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” effective January 1, 2003. Accordingly, Insight North America recorded approximately $1.7 million of vendor consideration as a reduction to costs of goods sold during the quarter ended December 31, 2003 that prior to the adoption would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a 0.28 percentage point increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales compared to the prior classification.

Insight North America’s selling and administrative expenses were 8.7% of net sales for the three months ended December 31, 2003 and 2002. During the quarter ended December 31, 2003, Insight North America recorded additional depreciation, included in selling and administrative expenses, totaling $1.7 million due to a reduction in the estimated useful life of certain software assets that are no longer used now that the IT system conversion is completed. Additionally, Insight North America recorded approximately $182,000 in selling and administrative expenses related to “stay bonuses” for certain employees whose positions were eliminated after the IT system conversion, a decrease from last quarter as the remaining “stay bonuses” were paid during the current quarter when the final dates were reached under the stay agreements. Additional increases in selling and administrative expenses from the prior year are due to the change in classification of vendor consideration. “The increases in selling administrative expenses over prior year fourth quarter were offset by cost savings in the fourth quarter of 2003 of approximately $500,000 associated with headcount reductions of redundant staff during the quarter. These savings contributed to a sequential decrease in selling and administrative expenses as a percentage of sales,” said Mr. Laybourne. “In the first quarter of 2004, we will no longer be recording

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Insight Q4 2003 Results, Page 3	February 5, 2004

accelerated depreciation or “stay bonuses” and expect an additional $500,000 in expense savings as a result of completing the system conversion to Maximus. On a consolidated basis, we expect these additional savings to be partially offset by investments in the United States and United Kingdom businesses for growth, including increases in the number of account executives and marketing expenditures.” Insight North America’s earnings from operations decreased 3% to $12.5 million in the fourth quarter of 2003, compared to earnings from operations of $12.9 million in the fourth quarter of 2002.

Insight UK

Insight UK’s net sales increased 17% in the fourth quarter of 2003 to $98.8 million, compared to net sales of $84.8 million in the fourth quarter of 2002. Increases in the British pound sterling exchange rates accounted for $7.8 million of the increase in net sales in the fourth quarter of 2003 over the same period last year. Excluding the effect of fluctuations in the exchange rates, net sales increased approximately 7% from the fourth quarter of 2002 with growth primarily attributable to sales to small- and medium-sized business customers. “Insight UK continues to execute the Insight model in the United Kingdom posting strong sales in the quarter despite the negative effect of year-end holidays,” said Mr. Crown.

Insight UK’s gross profit as a percentage of net sales was 13.5% in the fourth quarter of 2003 as compared to 13.1% in the fourth quarter a year ago. Mr. Laybourne said, “The increase in gross margin over the prior year is due primarily to a decrease in write-downs of inventories and a change in accounting classification for certain funds received from vendors. These increases were offset partially by decreases in product margin and supplier reimbursements.”

We adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” effective January 1, 2003. Accordingly, Insight UK recorded approximately $249,000 of vendor consideration as a reduction to costs of goods sold during the quarter ended December 31, 2003 that, prior to the adoption, would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a 0.25 percentage point increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales, compared to the prior classification.

For the fourth quarter of 2003, Insight UK’s selling and administrative expenses were 11.5% of net sales compared to 13.3% in the same quarter in 2002. Mr. Laybourne added, “The decrease in selling and administrative expenses as a percentage of net sales is due primarily to cost saving initiatives taken during the year and lower bad debt expense, offset partially by the change in classification of vendor consideration.”

Insight UK posted earnings from operations in the fourth quarter of 2003 of $2.0 million, compared to loss from operations of $91.8 million, including a $91.6 million charge for goodwill impairment, in the fourth quarter of 2002. “We are very pleased that 2003 was truly a turning point for Insight UK with four consecutive quarters of operating profitability. Insight UK posted an impressive 62% sequential increase in earnings from operations,” commented Mr. Crown.

Direct Alliance

Direct Alliance posted overall net sales of $19.1 million in the quarter ended December 31, 2003, a 12% decrease compared to $21.6 million in the fourth quarter of 2002. As stated last quarter, one client program ended, as scheduled, during the second quarter of 2003. That client represented approximately 10% of Direct Alliance’s net sales for the three months ended December 31, 2002. Additionally, net sales in the fourth quarter of 2003 decreased compared to the fourth quarter of 2002 due to a reduction in freight services that Direct Alliance provides to its clients and a decrease in pass through product sales. Partially offsetting these decreases was approximately $461,000 recorded in sales and gross profit due to a client program yearly performance guarantee recorded in the fourth quarter of 2003. For the three months ended December 31, 2003, Direct Alliance’s largest outsourcing client accounted for approximately 66% of Direct Alliance’s net sales and the top three clients represented 93% of net sales.

Direct Alliance’s gross profit increased $713,000 or 13% to $6.3 million for the fourth quarter of 2003, compared to $5.6 million for the fourth quarter of 2002. The increase in gross profit is due primarily to the client program yearly performance guarantee as noted above and an increase in performance fees, which are at higher gross margin, associated with higher sales generated for client programs. This increase was offset partially by the elimination of sales for the client whose program ended in the second quarter of 2003.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 4	February 5, 2004

Selling and administrative expenses at Direct Alliance increased 6% to $1.5 million for the fourth quarter of 2003, compared to $1.4 million for the fourth quarter of 2002. The increase in selling and administrative expenses was due primarily to the loss of reimbursement of overhead allocation from the client whose program ended in the second quarter of 2003. These increases were offset partially by cost-cutting measures, including some reductions in personnel. Selling and administrative expenses as a percentage of net sales were 8.0% in the fourth quarter of 2003, compared to 6.6% in the fourth quarter of 2002.

Direct Alliance posted earnings from operations of $4.8 million for the fourth quarter of 2003, a 15% increase, compared to earnings from operations of $4.1 million for the fourth quarter of 2002.

PlusNet

PlusNet’s net sales in the fourth quarter of 2003 increased 71% to $8.9 million, compared to net sales of $5.2 million in the fourth quarter of 2002. PlusNet continues to experience a shift in the primary source of its net sales from “dial-up” to broadband Internet access customers and expects broadband Internet access to continue to increase as a percentage of net sales. Additionally, increases in the British pound sterling exchange rates accounted for $824,000 of the increase in net sales over the same period last year. Excluding the effect of fluctuations in the exchange rates, net sales increased approximately 55% from the fourth quarter of 2002.

PlusNet’s gross profit as a percentage of net sales decreased from 40.5% in the fourth quarter of 2002 to 31.8% in the fourth quarter of 2003 because broadband Internet access, which is sold at lower gross margins, represented a higher percentage of net sales in the fourth quarter of 2003.

For the fourth quarter of 2003, PlusNet’s selling and administrative expenses were 21.4% of net sales compared to 31.8% in the same quarter in 2002. This decrease was due primarily to the increase in net sales and the scalability of PlusNet’s operating structure.

Earnings from operations increased 102% to $925,000 in the fourth quarter of 2003, compared to earnings from operations of $457,000 in the fourth quarter of 2002.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 5	February 5, 2004

CONFERENCE CALL AND WEBCAST

We will host a conference call and live webcast today at 5:00 p.m. ET to discuss the quarterly results of operations. A live webcast of the conference call (in listen-only mode) will be available on our corporate website at www.insight.com and a replay of the webcast will be available on our corporate website for a limited time.

FORWARD-LOOKING INFORMATION

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other statements: projections of matters that affect net sales, gross profit, operating expenses, earnings from operations or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations, including the execution of acquisition integration plans; financing needs or plans; plans relating to the Company’s products and services; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•	risks associated with the Company’s integration and operation of past and future acquired businesses;

•	reduced demand for products and services in the IT industry;

•	reliance on information and telephone systems;

•	current unfavorable economic conditions;

•	actions of competitors;

•	changes in supplier reimbursement and buying programs;

•	risks associated with international operations;

•	reliance on a limited number of outsourcing clients;

•	changes in state sales tax collection practices;

•	changing methods of distribution;

•	the Company’s ability to manage growth successfully;

•	dependence on key personnel;

•	reliance on suppliers;

•	availability of short-term financing arrangements;

•	rapid changes in product standards;

•	intellectual property infringement claims;

•	results of litigation;

•	recently enacted and proposed changes in securities laws and regulations; and

•	risks that are otherwise described from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part 1, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Securities and Exchange Commission.

Contacts:	Stanley Laybourne	Karen McGinnis
	Executive Vice President,	Senior Vice President-
	Chief Financial Officer and Treasurer	Finance
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 6	February 5, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$748,077	$771,955	$2,914,352	$2,890,986
Costs of goods sold	658,732	682,481	2,565,009	2,555,376

Gross profit	89,345	89,474	349,343	335,610
Operating expenses:
Selling and administrative expenses	69,149	71,558	286,419	254,398
Goodwill impairment		91,587	—	91,587
Restructuring expenses	—	—	3,465	1,500
Reductions in liabilities assumed in previous acquisition	—	—	(2,504)	—
Amortization	—	622	—	1,400

Earnings (loss) from operations	20,196	(74,293)	61,963	(13,275)
Non-operating expense, net	1,344	982	4,399	4,587

Earnings (loss) before income taxes	18,852	(75,275)	57,564	(17,862)
Income tax expense	6,891	2,872	19,810	24,978

Net earnings (loss)	$11,961	$(78,147)	$37,754	$(42,840)

Earnings (loss) per share:
Basic	$0.26	$(1.70)	$0.82	$(0.96)

Diluted	$0.25	$(1.70)	$0.81	$(0.96)

Shares used in per share calculation:
Basic	46,733	46,071	46,315	44,808

Diluted	47,904	46,071	46,885	44,808

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 7	February 5, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2003	2002

ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$41,897	$30,930
Accounts receivable, net	381,968	401,173
Inventories, net	89,254	73,387
Inventories not available for sale	22,031	19,808
Deferred income taxes and other current assets	35,645	33,269

Total current assets	570,795	558,567
Property and equipment, net	120,247	120,732
Goodwill, net	100,478	94,110
Other assets	604	322

	$792,124	$773,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$209,060	$235,772
Accrued expenses and other current liabilities	66,162	46,872
Current portion of long-term debt and capital leases	275	3,414
Short-term financing arrangement	55,000	91,178

Total current liabilities	330,497	377,236
Line of credit	10,004	—
Long-term debt and capital leases, less current portion	—	13,146
Deferred income taxes	12,254	8,058
Stockholders’ equity:
Preferred stock	—	—
Common stock	471	461
Additional paid-in capital	266,803	252,624
Retained earnings	150,351	112,597
Accumulated other comprehensive income — foreign currency translation adjustment	21,744	9,609

Total stockholders’ equity	439,369	375,291

	$792,124	$773,731

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 8	February 5, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Twelve Months Ended
	December 31,

	2003	2002

	(unaudited)

Cash flows from operating activities:
Net earnings (loss)	$37,754	$(42,840)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	30,372	21,936
Provision for losses on accounts receivable	8,424	10,102
Write-down of obsolete, slow-moving and non-salable inventories	8,918	9,850
Tax benefit from stock options exercised	1,912	5,200
Deferred income taxes	214	(3,608)
Goodwill impairment	—	91,587
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	19,432	38,182
Increase in inventories	(26,008)	(19,992)
Decrease (increase) in other current assets	2,052	(6,045)
Increase in other assets	(4,078)	(374)
Decrease in accounts payable	(35,429)	(15,030)
Increase (decrease) in accrued expenses and other current liabilities	16,461	(13,783)

Net cash provided by operating activities	60,024	75,185

Cash flows from investing activities, net of acquisitions:
Purchases of property and equipment	(25,317)	(18,507)
Purchase of Comark, Inc. and Comark Investments, Inc.	—	(102,451)

Net cash used in investing activities	(25,317)	(120,958)

Cash flows from financing activities, net of acquisitions:
Net (repayments) borrowings on the short-term financing arrangement and lines of credit	(26,200)	16,266
Net repayment of long-term debt and capital leases	(13,172)	(3,270)
Proceeds from sales of common stock through employee stock plans	12,277	28,962

Net cash (used in) provided by financing activities	(27,095)	41,958

Foreign currency impact on cash flow	3,355	2,877

Increase (decrease) in cash	10,967	(938)
Cash and cash equivalents at beginning of period	30,930	31,868

Cash and cash equivalents at end of period	$41,897	$30,930

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 9	February 5, 2004

Insight Enterprises, Inc. and Subsidiaries
Quarterly Segment Operating Data Table
(unaudited)

	Three Months Ended
	December 31,

Insight North America	2003	2002	% change

Number of account executives	1,194	1,268	(6%)
Direct shipments %	53%	65%	(26	%)**
Average order size	$1,586	$1,519	4%
Percent of sales to businesses	100%	99%	(12	%)*
Percent of web sales	12%	11%	3	%*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	16%	16%	(6	%)*
Desktops and servers	20%	16%	12%
Software	11%	13%	(21	%)*
Storage devices	7%	9%	(20	%)*
Networking and connectivity	10%	11%	(21	%)*
Printers	10%	12%	(25	%)*
Monitors and video	8%	7%	(4	%)*
Memory and processors	5%	4%	17	%*
Supplies and accessories	6%	5%	4	%*
Miscellaneous	7%	7%	(1	%)*
Insight UK
Number of account executives	232	262	(12%)
Direct shipments %	48%	55%	(5	%)**
Average order size	$972	$871	12%
Percent of sales to businesses	96%	96%	24%
Percent of web sales	17%	17%	18	%*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	18%	14%	50	%*
Desktops and servers	13%	13%	13	%*
Software	16%	17%	15	%*
Storage devices	7%	5%	73	%*
Networking and connectivity	8%	8%	22	%*
Printers	10%	10%	10	%*
Monitors and video	10%	8%	38	%*
Memory and processors	3%	4%	1	%*
Supplies and accessories	9%	12%	(13	%)*
Miscellaneous	6%	9%	(22	%)*
Direct Alliance
Net sales mix:
Service fees	93%	93%	(12	%)*
Product sales	—%	—%	—	%*
Pass through product sales	7%	7%	(12	%)*
PlusNet
Active broadband internet access customers	46,523	14,517	221%

*	Based on net sales dollars

**	Based on number of direct shipments

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 10	February 5, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Segment Reporting Information
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2003

	Insight
	North America	Insight UK	PlusNet	Direct Alliance	Consolidated

Net sales	$621,269	$98,828	$8,898	$19,082	$748,077
Costs of goods sold	554,391	85,475	6,070	12,796	658,732

Gross profit	66,878	13,353	2,828	6,286	89,345
Operating expenses:
Selling and administrative expenses	54,343	11,382	1,903	1,521	69,149

Earnings from operations	$12,535	$1,971	$925	$4,765	$20,196
Non-operating expense, net					1,344

Earnings before income taxes					18,852
Income tax expense					6,891

Net earnings					$11,961
Total assets	$771,103	$118,114	$30,051	$57,914	$792,124	*

*	Consolidated total assets include net intercompany eliminations and corporate assets of $185,058.

	Twelve Months Ended December 31, 2003

	Insight
	North America	Insight UK	PlusNet	Direct Alliance	Consolidated

Net sales	$2,430,005	$379,785	$28,305	$76,257	$2,914,352
Costs of goods sold	2,162,685	328,988	18,423	54,913	2,565,009

Gross profit	267,320	50,797	9,882	21,344	349,343
Operating expenses:
Selling and administrative expenses	228,129	45,853	6,880	5,557	286,419
Restructuring expenses	2,922	543	—	—	3,465
Reductions in liabilities assumed in previous acquisition	—	(2,504)	—	—	(2,504)

Earnings from operations	$36,269	$6,905	$3,002	$15,787	61,963
Non-operating expense, net					4,399

Earnings before income taxes					57,564
Income tax expense					19,810

Net earnings					$37,754
Total assets	$771,103	$118,114	$30,051	$57,914	$792,124	*

*	Consolidated total assets include net intercompany eliminations and corporate assets of $185,058.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2003 Results, Page 11	February 5, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Segment Reporting Information
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2002

	Insight
	North America	Insight UK	PlusNet	Direct Alliance	Consolidated

Net sales	$660,318	$84,816	$5,215	$21,606	$771,955
Costs of goods sold	589,653	73,694	3,101	16,033	682,481

Gross profit	70,665	11,122	2,114	5,573	89,474
Operating expenses:
Selling and administrative expenses	57,152	11,313	1,657	1,436	71,558
Goodwill impairment	—	91,587	—	—	91,587
Amortization	622	—	—	—	622

Earnings (loss) from operations	$12,891	$(91,778)	$457	$4,137	$(74,293)
Non-operating expense, net					982

Earnings before income taxes					(75,275)
Income tax expense					2,872

Net earnings					$(78,147)
Total assets	$758,340	$82,533	$25,176	$49,646	$773,731 *

*	Consolidated total assets include net intercompany eliminations and corporate assets of $141,964.

	Twelve Months Ended December 31, 2002

	Insight
	North America	Insight UK	PlusNet	Direct Alliance	Consolidated

Net sales	$2,397,715	$382,254	$15,091	$95,926	$2,890,986
Costs of goods sold	2,137,687	335,046	7,890	74,753	2,555,376

Gross profit	260,028	47,208	7,201	21,173	335,610
Operating expenses:
Selling and administrative expenses	196,540	47,641	5,404	4,813	254,398
Goodwill impairment	—	91,587	—	—	91,587
Restructuring expenses	—	1,500	—	—	1,500
Amortization	1,400	—	—	—	1,400

Earnings (loss) from operations	$62,088	$(93,520)	$1,797	$16,360	(13,275)
Non-operating expense, net					4,587

Earnings before income taxes					(17,862)
Income tax expense					24,978

Net earnings					$(42,840)
Total assets	$758,340	$82,533	$25,176	$49,646	$773,731 *

*	Consolidated total assets include net intercompany eliminations and corporate assets of $141,964.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958